Exhibit 5.1

OPINION OF BRADLEY L. BACON

August 14, 2006

Aquila, Inc.

20 West Ninth Street

Kansas City, Missouri 64105

Ladies and Gentlemen:

Reference is made to the registration statement on Form S-8 which Aquila, Inc. (the “Company”) proposes to file with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, registering 2,000,000 common shares, par value $1.00 per share, of the Company (the “Shares”) which may be offered and sold by the Company under the Company’s Retirement Investment Plan (the “Plan”).

I am of the opinion that the Shares, which have been duly authorized, will be validly issued, fully paid, and nonassessable at such time as: (i) the terms of the issuance and sale of the Shares have been duly authorized by appropriate action of the Company; and (ii) the Shares have been duly issued and sold as contemplated by the registration statement.

I hereby consent to the filing of this opinion with the SEC.

Very truly yours,

/s/ Bradley L. Bacon
Bradley L. Bacon
Assistant General Counsel